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                                                                       EXHIBIT C

                             SHAREHOLDER UNDERTAKING

         Shareholder Undertaking (the "Undertaking") dated as of May 22, 2000 by ________________________ ("Shareholder") in favor of and for the benefit of BMC Software, Inc., a Delaware corporation ("BMC").

                                    RECITALS:

         BMC, Hansen Acquisitions Ltd., an Israeli corporation and a wholly-owned subsidiary of BMC ("Merger Sub"), and OptiSystems Solutions, Ltd., Ltd., an Israeli corporation ("OptiSystems Solutions, Ltd."), are entering into an Agreement of Merger of even date herewith (the "Merger Agreement") that provides (subject to the conditions set forth therein) for the merger of Merger Sub with and into OptiSystems Solutions, Ltd. (the "Merger"). Capitalized terms used but not otherwise defined in this Undertaking have the meanings ascribed to such terms in the Merger Agreement.

         BMC has set, as an inducement for entering into the Merger Agreement, a requirement that it receive the undertakings set forth herein from certain shareholders of OptiSystems Solutions, Ltd., including Shareholder, and Shareholder has agreed to deliver this Undertaking.

         In order to induce BMC to enter into the Merger Agreement, Shareholder is making the undertakings set forth herein.

                                  UNDERTAKINGS

         Shareholder, intending to be legally bound, agrees as follows:

         1. Certain Definitions.

                  For purposes of this Undertaking:

                  1.1 "Acquisition Proposal" shall mean any proposal or inquiry that constitutes, or may reasonably be expected to lead to, an Acquisition Transaction.

                  1.2 "Acquisition Transaction" shall mean, other than the Merger, any acquisition or purchase of a substantial amount of assets of, or any equity interest in, OptiSystems Solutions, Ltd., or any merger, consolidation, business combination, amalgamation, recapitalization, liquidation, dissolution, or similar transaction involving OptiSystems Solutions, Ltd. or any of its subsidiaries or any other material corporate transactions the consummation of which would, or could reasonably be expected to, impede, interfere with, prevent or materially delay the Merger.

                  1.3 "Expiration Date" shall mean the earlier of (i) twelve
         (12) months following the date upon which the Merger Agreement is validly terminated, or (ii) the date upon which the Merger becomes effective.
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                  1.4 For purposes of this Agreement, Shareholder shall be
         deemed to "Own" or to have acquired "Ownership" of a security if
         Shareholder: (i) is the record owner of such security; or (ii) is the "beneficial owner" (within the meaning of Rule 13d-3 under the Exchange
         Act) of such security.

                  1.5 "Subject Securities" shall mean: (i) all securities of OptiSystems Solutions, Ltd. (including all OptiSystems Solutions, Ltd. Shares and all options, warrants and other rights to acquire OptiSystems Solutions, Ltd. Shares) Owned by Shareholder as of the date of this Undertaking; and (ii) all additional securities of OptiSystems Solutions, Ltd. (including all additional OptiSystems Solutions, Ltd. Shares and all additional options, warrants and other rights to acquire OptiSystems Solutions, Ltd. Shares) of which Shareholder acquires Ownership during the period from the date of this Undertaking through the Expiration Date.

                  1.6 For purposes of this Agreement, a Person shall be deemed to have effected a "Transfer" of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security; or (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein.

         2.       Transfer of Subject Securities.

                  2.1 No Transfer of Subject Securities. Shareholder agrees that, during the period from the date of this Undertaking through the Expiration Date, Shareholder shall not cause or permit any Transfer of any of the Subject Securities to be effected, other than the Transfer of the Subject Securities to Shareholders' heirs, estate or executors upon death of the Shareholder.

                  2.2 No Transfer of Voting Rights. Shareholder agrees that, during the period from the date of this Undertaking through the Expiration Date, Shareholder shall ensure that: (i) none of the Subject Securities is deposited into a voting trust; and (ii) other than the Irrevocable Proxy dated of even date herewith, no proxy or power-of-attorney is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities.

         3. Termination Fee. If an Acquisition Transaction is consummated on or before the Expiration Date, Shareholder shall pay to BMC, no later than two business days after the consummation of such Acquisition Transaction, a nonrefundable cash fee (provided that to the extent that Shareholder does not have access to sufficient cash to pay the fee, Shareholder shall be entitled to satisfy such payment by making the payment to BMC in the form of the securities or other property Shareholder received in the Acquisition Transaction, valuing such securities or other property in the manner set forth below) in an amount equal to the difference between (i) the aggregate value of the consideration received or to be received by the Shareholder in connection with such Acquisition Transaction (including pursuant to any liquidation of OptiSystems Solutions, Ltd. following consummation of an Acquisition Transaction) and (ii) the Per Share


                             SHAREHOLDER UNDERTAKING
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Merger Consideration multiplied by the number of Subject Securities.
Notwithstanding the foregoing, this Section 3 shall not apply to any of the Subject Securities that are acquired by BMC from Shareholder pursuant to the Stock Option Agreement of even date herewith. If the consideration to be offered, paid or received pursuant to an Acquisition Transaction shall be other than cash, the value of such consideration shall be determined in good faith by an independent, nationally recognized investment banking firm selected by BMC and reasonably acceptable to Shareholder, which determination shall be conclusive for all purposes of this Undertaking.

         4. Waiver of Appraisal Rights. Shareholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters' rights and any similar rights relating to the Merger or any related transaction that Shareholder or any other Person may have by virtue of the ownership of any outstanding OptiSystems Solutions, Ltd. Shares.

         5. No Solicitation. Shareholder agrees that, during the period from the date of this Undertaking through the Expiration Date, Shareholder shall not, directly or indirectly, and Shareholder shall ensure that his agents do not, directly or indirectly: (a) solicit, initiate, encourage (including by way of furnishing information) or take any other action to facilitate, any inquiry or the making of any Acquisition Proposal or agree to endorse any Acquisition Proposal or (b) propose, enter into or participate in any discussions or negotiations regarding any of the foregoing or furnish to another Person any information with respect to OptiSystems Solutions, Ltd.'s business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or assist, participate in, facilitate or encourage, an effort or attempt by any other Person to do or seek any of the foregoing. Shareholder shall immediately cease and cause to be terminated, and Shareholder shall ensure that his agents immediately cease and cause to be terminated, any existing discussions with any Person that relate to any Acquisition Proposal. If Shareholder receives an Acquisition Proposal, then Shareholder shall immediately inform BMC of the terms and conditions of such proposal and the identity of the person making it and shall keep BMC fully informed of the status and details of any such Acquisition Proposal and of all steps it is taking in response to such Acquisition Proposal.

         6. Prohibition on Ownership of BMC Securities. Shareholder shall not obtain or otherwise acquire Ownership of any securities of BMC during the period commencing on the date of this Undertaking and ending on the Expiration Date.

         7. Representations And Warranties Of Shareholder. Shareholder hereby represents and warrants to BMC as follows:

                  7.1 Authorization, etc. Shareholder has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Undertaking and to perform his obligations hereunder. This Undertaking has been duly executed and delivered by Shareholder and constitutes a legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii)


                             SHAREHOLDER UNDERTAKING
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         rules of law governing specific performance, injunctive relief and other equitable remedies.

                  7.2 No Conflicts or Consents.

                           7.2.1 The execution and delivery of this Undertaking
                  by Shareholder does not, and the performance of this Undertaking by Shareholder will not: (A) conflict with or violate any law applicable to Shareholder or by which he or any of his properties is or may be bound or affected; or (B) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any encumbrance on any of the Subject Securities pursuant to, any agreement to which Shareholder is a party or by which Shareholder or any of his affiliates or properties is or may be bound or affected.

                           7.2.2 The execution and delivery of this Undertaking
                  by Shareholder does not, and the performance of this Undertaking by Shareholder will not, require any consent of any Person.

                  7.3 Title to Securities. As of the date of this Undertaking:
         (i) Shareholder holds of record (free and clear of any encumbrances) the number of outstanding OptiSystems Solutions, Ltd. Shares set forth under the heading "Shares Held of Record" on the signature page hereof;
         (ii) Shareholder holds (free and clear of any encumbrances) the options, warrants and other rights to acquire OptiSystems Solutions, Ltd. Shares set forth under the heading "Options and Other Rights" on the signature page hereof; (iii) Shareholder Owns the additional securities of OptiSystems Solutions, Ltd. set forth under the heading "Additional Securities Beneficially Owned" on the signature page hereof; and (iv) Shareholder does not directly or indirectly Own any shares or other securities of OptiSystems Solutions, Ltd., or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares or other securities of OptiSystems Solutions, Ltd., other than the shares and options, warrants and other rights set forth on the signature page hereof.

                  7.4 No Ownership of Securities of BMC. Shareholder does not Own any BMC Common Stock or any other securities of BMC.

                  7.5 Accuracy of Representations. The representations and warranties contained in this Undertaking are accurate in all respects as of the date of this Undertaking, will be accurate in all respects at all times through the Expiration Date and will be accurate in all respects as of the date of the consummation of the Merger as if made on that date.

         8. Additional Covenants Of Shareholder.


                             SHAREHOLDER UNDERTAKING
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                  8.1 Further Assurances. From time to time and without
         additional consideration, Shareholder shall execute and deliver, or cause to be executed and delivered, such additional documents and shall take such further actions, as BMC may reasonably request for the purpose of carrying out and furthering the intent of this Undertaking.

                  8.2 Legend. Immediately after the execution of this Undertaking (and from time to time upon the acquisition by Shareholder of Ownership of any OptiSystems Solutions, Ltd. Shares prior to the Expiration Date), Shareholder shall ensure that each certificate evidencing any outstanding OptiSystems Solutions, Ltd. Shares or other securities of OptiSystems Solutions, Ltd. Owned by Shareholder bears a legend in the following form:

                  THE SECURITY OR SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, EXCHANGED OR OTHERWISE TRANSFERRED OR DISPOSED OF EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE UNDERTAKING DATED AS OF MAY 22, 2000, BETWEEN NOAH PERLMAN AND BMC SOFTWARE, INC. AS IT MAY BE AMENDED, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER.

                  8.3 Proxy. Shareholder on the date hereof has validly executed and delivered a proxy attached hereto as Exhibit A (the "Proxy").

         9. Miscellaneous.

                  9.1 Survival of Representations, Warranties and Agreements. All representations, warranties, covenants and agreements made by Shareholder in this Undertaking shall survive (i) the consummation of the Merger, (ii) any termination of the Merger Agreement, and (iii) the Expiration Date.

                  9.2 Indemnification. Shareholder shall hold harmless and indemnify BMC and BMC's officers, directors, employees, agents, representatives and affiliates (the "BMC Indemnified Parties") from and against, and shall compensate and reimburse BMC and BMC's affiliates for, any loss, damage, claim, liability, fee (including attorneys' fees), demand, cost or expense (regardless of whether or not such loss, damage, claim, liability, fee, demand, cost or expense relates to a third-party claim) that is directly or indirectly suffered or incurred by the BMC Indemnified Parties, or to which BMC or any the BMC Indemnified Parties otherwise become subject, and that arises directly or indirectly from, or relates directly or indirectly to, (i) any inaccuracy in or breach of any representation or warranty contained in this Undertaking, or (ii) any failure on the part of Shareholder to observe, perform or abide by, or any other breach of, any restriction, covenant, obligation or other provision contained in this Undertaking. THE PROVISIONS OF THIS SECTION 9.2 SHALL APPLY NOTWITHSTANDING THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF THE BMC INDEMNIFIED PARTIES.


                             SHAREHOLDER UNDERTAKING
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                  9.3 Expenses. Except as otherwise provided in the Agreement of
         Merger or in this Undertaking, all costs and expenses incurred in connection with the transactions contemplated by this Undertaking shall be paid by the party incurring such costs and expenses.

                  9.4 Notices. Any notice or other communication required or permitted to be delivered to BMC or Shareholder under this Undertaking shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the respective names of BMC or Shareholder below (or to such other address or facsimile telephone number as BMC or Shareholder shall have specified in a written notice given to the other):

                  If to Shareholder to:

                           Name:
                           Address:
                           Facsimile:

                  with a copy to:

                           Name:
                           Address:
                           Attention:
                           Facsimile:

                  If to BMC to:

                           BMC Software, Inc.
                           2101 CityWest Blvd.
                           Houston, Texas 77042
                           Attention: Robert H. Whilden, Jr.
                           Facsimile: (713) 918-7306

                  with a copy to:

                           Name:
                           Address:
                           Attention:
                           Facsimile:

                  9.5 Severability. In the event that any provision of this Undertaking, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remainder of this Undertaking will continue in full force and effect and the application of such provision to other Persons or circumstances


                             SHAREHOLDER UNDERTAKING
         will be interpreted so as reasonably to effect the intent of Shareholder and BMC. Shareholder further agrees to replace such void or unenforceable provision of this Undertaking with a valid and enforceable provision that will achieve, to the fullest extent possible, the economic, business and other purposes of such void or unenforceable provision.

                  9.6 Entire Agreement; No Third Party Beneficiary. Except as otherwise set forth in the Agreement of Merger, this Undertaking or the Stock Option Agreement between Shareholder and BMC dated the date hereof (the "Stock Option Agreement") this Undertaking (including the Agreement of Merger, the Stock Option Agreement and the other documents and instruments referred to herein and therein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

                  9.7 Assignability. Except as provided herein, neither this Undertaking nor any of the interests or obligations hereunder may be assigned or delegated by Shareholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Undertaking shall be binding upon Shareholder and his heirs, estate, executors, personal representatives, successors and assigns, and shall inure to the benefit of BMC and its successors and assigns. Without limiting any of the restrictions set forth in Section 2 or elsewhere in this Undertaking, this Undertaking shall be binding upon any Person to whom any Subject Securities are transferred. Nothing in this Undertaking, express or implied, is intended to or shall confer upon any Person other than BMC any right, benefit or remedy of any nature whatsoever under this Undertaking.

                  9.8 Specific Performance. The parties hereto hereby acknowledge and agree that the failure of any party to this Undertaking to perform its agreements and covenants hereunder will cause irreparable injury to the other party to this Undertaking for which damages, even if available, will not be an adequate remedy. Accordingly, each of the parties hereto hereby consents to the granting of equitable relief (including specific performance and injunctive relief) by any court of competent jurisdiction to enforce any party's obligations hereunder. The parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

                  9.9 Non-Exclusivity. The rights and remedies of BMC under this Undertaking are not exclusive of or limited by any other rights or remedies that it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of BMC under this Undertaking, and the obligations and liabilities of Shareholder under this Undertaking, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable statutes, rules and regulations.


                             SHAREHOLDER UNDERTAKING
                                      -7-
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                  9.10 Governing Law; Venue.

                           9.10.1 This Undertaking shall be governed by, and
                  construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law; provided, however, that any matter involving the internal corporate affairs of BMC or any party hereto shall be governed by the provisions of the jurisdiction of its incorporation.

                           9.10.2 In any action between Shareholder and BMC
                  arising out of or relating to any provision of this
                  Undertaking: (A) Shareholder irrevocably and unconditionally consents and submits to the jurisdiction and venue of the state and federal courts located in the State of New York; (B) if any such action is commenced in a state court, then, subject to applicable law, Shareholder shall not object to the removal of such action to any federal court located in the State of New York; (C) Shareholder irrevocably waives the right to trial by jury; and (D) Shareholder irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with
                  Section 9.4.

                           9.10.3 SHAREHOLDER IRREVOCABLY WAIVES THE RIGHT TO A
                  JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS UNDERTAKING OR THE ENFORCEMENT OF ANY PROVISION OF THIS UNDERTAKING.

                  9.11 Captions. The captions contained in this Undertaking are for convenience of reference only, shall not be deemed to be a part of this Undertaking and shall not be referred to in connection with the construction or interpretation of this Undertaking.

                  9.12 Attorneys' Fees. If any legal action or other legal proceeding relating to this Undertaking or the enforcement of any provision of this Undertaking is brought against Shareholder, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

                  9.13 Waiver and Amendment. No failure on the part of BMC to exercise any power, right, privilege or remedy under this Undertaking, and no delay on the part of BMC in exercising any power, right, privilege or remedy under this Undertaking, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. BMC shall not be deemed to have waived any claim available to BMC arising out of this Undertaking, or any power, right, privilege or remedy of BMC under this Undertaking, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of BMC, and any such waiver shall not


                            SHAREHOLDER UNDERTAKING
         be applicable or have any effect except in the specific instance in which it is given. This Undertaking may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

                  9.14 Construction.

                           9.14.1 For purposes of this Undertaking, whenever the
                  context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

                           9.14.2 Shareholder agrees that any rule of
                  construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Undertaking.

                           9.14.3 As used in this Undertaking, the words
                  "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

                           9.14.4 Except as otherwise indicated, all references
                  in this Undertaking to "Sections" are intended to refer to Sections of this Undertaking.

                           9.14.5 The bold-faced or italicized headings
                  contained in this Undertaking are for convenience of reference only, shall not be deemed to be a part of this Undertaking and shall not be referred to in connection with the construction or interpretation of this Undertaking.

                  9.15 Counterparts. This Undertaking and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not execute the same counterpart.


                             SHAREHOLDER UNDERTAKING
                                      -9-
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         IN WITNESS WHEREOF, Shareholder has caused this Undertaking to be executed as of the date first written above.


                                         SHAREHOLDER


                                         -----------------------------
                                         Printed Name:


Shares Held of Record     Options and Other Rights     Additional Securities Beneficially
                                                       Owned


                             SHAREHOLDER UNDERTAKING
                                      -10-